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                       UNITED STATES
             SECURITIES AND EXCHANGE COMMISSION
                   WASHINGTON, D.C. 20549

                          FORM 8-K

   CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
              SECURITIES EXCHANGE ACT OF 1934

 Date of Report (Date of earliest event reported)     April
                          23, 1997

                   IBM CREDIT CORPORATION
     _________________________________________________
     (Exact Name of Registrant as Specified in Charter)


       Delaware                  1-8175           22-2351962
____________________________  _____________  _____________________
(State or Other Jurisdiction  (Commission     (IRS Employer
   of Incorporation)           File Number)    Identification No.)

    1133 Westchester Avenue, Room 3C2108
          White Plains, New York                   10604
__________________________________________      ___________
  (Address of Principal Executive Offices)       (Zip Code)

Registrant's telephone number, including area code (914) 642-3000

                       Not Applicable
_____________________________________________________________
   (Former Name or Former Address, if changed Since Last
                          Report)



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Item 5.  Other Events

         The Registrant's press release dated April 23, 1997, regarding its financial results and selected balance sheet information as of and for the period ended March 31, 1997, is attached.


                         SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duty authorized.


                                         IBM CREDIT CORPORATION
                                             (Registrant)

                                     By:
                                        /s/ Kimberly A. Kispert
                                        ______________________________
                                        Name:  Kimberly A. Kispert
Date:  April 23, 1997                   Title: Controller and Treasurer


































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    IBM CREDIT CORPORATION REPORTS 1997 FIRST-QUARTER RESULTS


  WHITE PLAINS, New York, April 23, 1997 . . . IBM Credit Corporation today reported first-quarter 1997 net earnings of $79.2 million, an increase of 7 percent, compared with $73.9 million for the same 1996 period. The return on average equity was 22.1 percent, compared with
24.4 percent in the first quarter of 1996.
  Capital equipment financing originated for end users in the first quarter of 1997 increased by 7 percent to $1,323.4 million, compared with $1,233.4 million for the first three months of 1996. Working capital financing originated for distribution channels in the first quarter of 1997 rose 23 percent to $3,127.7 million, compared with $2,550.1 million for the same 1996 period.
  At March 31, 1997, total assets were $12.8 billion, compared with $12.9 billion at December 31, 1996, a decrease of 1 percent. Retained earnings at March 31, 1997, were $1,006.8 million, compared with $977.6 million, at December 31, 1996, an increase of 3 percent.
  IBM Credit Corporation is a wholly owned subsidiary of IBM Corporation, offering businesses of all sizes end-user customer leasing and financing for IBM and complementary solutions and non-IBM information technology acquired from IBM or remarketers. A broad array of asset management services is offered, and IBM Credit also provides remarketers with inventory and accounts receivable financing. Visit the IBM customer financing home page at www.financing.ibm.com.

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